Exhibit 99.1

FOR IMMEDIATE RELEASE For more information contact: Wendy L. Simpson Pam Kessler (805) 981-8655

LTC REPORTS 2017 SECOND QUARTER RESULTS

WESTLAKE VILLAGE, CALIFORNIA, August 9, 2017— LTC Properties, Inc. (NYSE: LTC), a real estate investment trust that primarily invests in seniors housing and health care properties, today announced operating results for its second quarter ended June 30, 2017.

Net income available to common stockholders was $25.3 million, or $0.64 per diluted share, for the 2017 second quarter compared with $22.1 million, or $0.58 per diluted share, for the same period in 2016. The improvement was primarily due to higher revenues from prior year acquisitions, mezzanine loan originations, completed development projects and a net gain on sale of $5.1 million, resulting from the sale of four assisted living communities during the 2017 second quarter. This was partially offset by an impairment charge related to the transition of two memory care communities to another operator, as discussed below, and general and administrative expenditures related to the implementation of performance-based stock awards.

Funds from Operations (“FFO”) increased 7.6% to $31.4 million for the 2017 second quarter, up from $29.2 million for the comparable 2016 period. FFO per diluted common share was $0.79 and $0.77 for the quarters ended June 30, 2017 and 2016, respectively, on approximately 4.3% more diluted weighted average shares outstanding. The increase in FFO was primarily due to the same factors that impacted net income available to common stockholders, except for the impairment charge which is added back to FFO.

LTC completed the following transactions during the second quarter of 2017:

•                  Sold four assisted living communities in Indiana and Iowa, totaling 175 units for an aggregate sales price of $14.3 million, and recognized a net gain on sale of $5.1 million. Rental revenue is expected to decrease by $951,000 on an annual basis as a result of the sale;

•                  Acquired a 107-unit assisted living community and a senior housing community with 25 independent living and 48 memory care units, both in California, for an aggregate purchase price of $38.8 million. Simultaneously upon closing, LTC entered into a 15-year master lease agreement with a new operator at an initial cash yield of 7.0% and added the properties to the master lease agreement;

•                  Issued a default notice on a master lease covering 11 memory care communities, two of which are under development. LTC is currently negotiating the transition of two of the operational properties to another operator in its portfolio. Accordingly, as of June 30, 2017, LTC wrote off approximately $1.9 million of straight-line rent and other receivables related to these two properties. LTC is currently in negotiations with the operator regarding the remaining properties and is exploring options which may include transitioning some or all of the properties to another operator and/or a possible sale of some or all of the properties. Subsequent to June 30, 2017, the rent paid by this operator will be recorded on a cash basis. Annual GAAP rent under the master lease is approximately $11.7 million, and at June 30, 2017 the net book value of the properties was $111.6 million. LTC had $8.6 million in straight-line rent receivable and $6.6 million in other assets on its balance sheet at June 30, 2017; and

•                  Entered into agreements to transition two memory care communities to a different operator in its portfolio, contingent upon licensure by the new operator, which is anticipated to occur in the third quarter of 2017. Additionally, LTC purchased a newly constructed 60-unit memory care community in Ohio for $15.7 million and added it to a master lease with the same operator who is taking over the management of the two memory care communities noted above. Based on the timing of the transition and funds held in escrow, LTC estimates a potential write-off of straight-line rent receivable ranging from $0 to $383,000. Annual GAAP rent under the lease being terminated related to the two communities being transitioned was $2.4 million and annual GAAP rent under the master lease prior to the addition of all three properties was approximately $3.8 million, which will increase to $6.3 million after the additions.

Conference Call Information

LTC will conduct a conference call on Thursday, August 10, 2017, at 8:00 a.m. Pacific Time (11:00 a.m. Eastern Time), to provide commentary on its performance and operating results for the quarter ended June 30, 2017. The conference call is accessible by telephone and the internet. Telephone access will be available by dialing 877-510-2862 (domestically) or 412-902-4134 (internationally). To participate in the webcast, go to LTC’s website at www.LTCreit.com 15 minutes before the call to download the necessary software.

An audio replay of the conference call will be available from August 10 through August 24, 2017 and may be accessed by dialing 877-344-7529 (domestically) or 412-317-0088 (internationally) and entering conference number 10110624. Additionally, an audio archive will be available on LTC’s website on the “Presentations” page of the “Investor Information” section, which is under the “Investors” tab. LTC’s earnings release and supplemental information package for the current period will be available on its website on the “Press Releases” and “Presentations” pages, respectively, of the “Investor Information” section which is under the “Investors” tab.

About LTC

LTC is a self-administered real estate investment trust that primarily invests in seniors housing and health care properties primarily through sale-leaseback transactions, mortgage financing and structured finance solutions including mezzanine lending. At June 30, 2017, LTC had 207 investments located in 28 states comprising 103 assisted living communities, 97 skilled nursing centers, 1 behavioral health care hospital, 3 parcels of land under development and 3 parcels of land held-for-use. Assisted living communities, independent living communities, memory care communities and combinations thereof are included in the assisted living property type. For more information on LTC Properties, Inc., visit the Company’s website at www.LTCreit.com, or connect with us on Twitter @LTCreit and LinkedIn.

Forward Looking Statements

This press release includes statements that are not purely historical and are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. All statements other than historical facts contained in this press release are forward looking statements. These forward looking statements involve a number of risks and uncertainties. Please see LTC’s most recent Annual Report on Form 10-K, its subsequent Quarterly Reports on Form 10-Q, and its other publicly available filings with the Securities and Exchange Commission for a discussion of these and other risks and uncertainties. All forward looking statements included in this press release are based on information available to the Company on the date hereof, and LTC assumes no obligation to update such forward looking statements. Although the Company’s management believes that the assumptions and expectations reflected in such forward looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. The actual results achieved by the Company may differ materially from any forward looking statements due to the risks and uncertainties of such statements.

(financial tables follow)

LTC PROPERTIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,

	2017	2016	2017	2016
	(unaudited)		(audited)
Revenues:
Rental income	$35,265	$33,072	$70,300	$64,952
Interest income from mortgage loans	6,625	6,811	13,373	13,389
Interest and other income	578	113	1,417	259
Total revenues	42,468	39,996	85,090	78,600

Expenses:
Interest expense	7,151	6,750	14,622	12,750
Depreciation and amortization	9,308	8,907	18,667	17,468
Impairment charges	1,880	—	1,880	—
(Recovery) provision for doubtful accounts	(5)	118	(43)	202
Transaction costs	—	4	22	94
General and administrative expenses	4,386	4,117	9,126	8,400
Total expenses	22,720	19,896	44,274	38,914

Operating income	19,748	20,100	40,816	39,686
Income from unconsolidated joint ventures	575	278	1,020	550
Gain on sale of real estate, net	5,054	1,802	5,054	1,802
Net income	25,377	22,180	46,890	42,038
Income allocated to participating securities	(104)	(105)	(201)	(206)
Net income available to common stockholders	$25,273	$22,075	$46,689	$41,832

Earnings per common share:
Basic	$0.64	$0.58	$1.19	$1.11
Diluted	$0.64	$0.58	$1.18	$1.11

Weighted average shares used to calculate earnings per common share:
Basic	39,414	37,969	39,390	37,707
Diluted	39,794	38,164	39,769	37,720

Dividends declared and paid per common share	$0.57	$0.54	$1.14	$1.08

Supplemental Reporting Measures

FFO, adjusted FFO (“AFFO”), and Funds Available for Distribution (“FAD”) are supplemental measures of a real estate investment trust’s (“REIT”) financial performance that are not defined by U.S. generally accepted accounting principles (“GAAP”). Investors, analysts and the Company use FFO, AFFO and FAD as supplemental measures of operating performance. The Company believes FFO, AFFO and FAD are helpful in evaluating the operating performance of a REIT. Real estate values historically rise and fall with market conditions, but cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. We believe that by excluding the effect of historical cost depreciation, which may be of limited relevance in evaluating current performance, FFO, AFFO and FAD facilitate like comparisons of operating performance between periods. Additionally the Company believes that normalized FFO, normalized AFFO and normalized FAD provide useful information because they allow investors, analysts and our management to compare the Company’s operating performance on a consistent basis without having to account for differences caused by unanticipated items.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), means net income available to common stockholders (computed in accordance with GAAP) excluding gains or losses on the sale of real estate and impairment write-downs of depreciable real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Normalized FFO represents FFO adjusted for certain items detailed in the reconciliations. The Company’s computation of FFO may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or have a different interpretation of the current NAREIT definition from that of the Company; therefore, caution should be exercised when comparing our Company’s FFO to that of other REITs.

We define AFFO as FFO excluding the effects of straight-line rent, amortization of lease inducement, effective interest income and deferred income from unconsolidated joint ventures. GAAP requires rental revenues related to non-contingent leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. This method results in rental income in the early years of a lease that is higher than actual cash received, creating a straight-line rent receivable asset included in our consolidated balance sheet. At some point during the lease, depending on its terms, cash rent payments exceed the straight-line rent which results in the straight-line rent receivable asset decreasing to zero over the remainder of the lease term. Effective interest method, as required by GAAP, is a technique for calculating the actual interest rate for the term of a mortgage loan based on the initial origination value.  Similar to the accounting methodology of straight-line rent, the actual interest rate is higher than the stated interest rate in the early years of the mortgage loan thus creating an effective interest receivable asset included in the interest receivable line item in our consolidated balance sheet and reduces down to zero when, at some point during the mortgage loan, the stated interest rate is higher than the actual interest rate.  By excluding the non-cash portion of rental income, interest income from mortgage loans and income from unconsolidated joint ventures, investors, analysts and our management can compare AFFO between periods. Normalized AFFO represents AFFO adjusted for certain items detailed in the reconciliations.

We define FAD as AFFO excluding the effects of non-cash compensation charges, capitalized interest and non-cash interest charges. FAD is useful in analyzing the portion of cash flow that is available for distribution to stockholders. Investors, analysts and the Company utilize FAD as an indicator of common dividend potential. The FAD payout ratio, which represents annual distributions to common shareholders expressed as a percentage of FAD, facilitates the comparison of dividend coverage between REITs. Normalized FAD represents FAD adjusted for certain items detailed in the reconciliations.

While the Company uses FFO, Normalized FFO, AFFO, Normalized AFFO, FAD and Normalized FAD as supplemental performance measures of our cash flow generated by operations and cash available for distribution to stockholders, such measures are not representative of cash generated from operating activities in accordance with GAAP, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income available to common stockholders.

Reconciliation of FFO, AFFO and FAD

The following table reconciles GAAP net income available to common stockholders to each of NAREIT FFO attributable to common stockholders and normalized FFO attributable to common stockholders, as well as normalized AFFO and normalized FAD (unaudited, amounts in thousands, except per share amounts):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

GAAP net income available to common stockholders	$25,273	$22,075	$46,689	$41,832
Add: Depreciation and amortization	9,308	8,907	18,667	17,468
Add: Impairment charges	1,880	—	1,880	—
Less: Gain on sale of real estate, net	(5,054)	(1,802)	(5,054)	(1,802)
NAREIT FFO attributable to common stockholders	31,407	29,180	62,182	57,498

Less: Non-cash rental income	(1,856)	(2,160)	(4,196)	(4,477)
Less: Effective interest income from mortgage loans	(1,401)	(1,293)	(2,708)	(2,555)
Less: Deferred income from unconsolidated joint ventures	(47)	—	(94)	—
Adjusted FFO (AFFO)	28,103	25,727	55,184	50,466

Add: Non-cash compensation charges	1,425	1,029	2,684	2,019
Add: Non-cash interest related to earn-out liabilities	125	166	351	315
Less: Capitalized interest	(201)	(256)	(371)	(942)
Funds available for distribution (FAD)	$29,452	$26,666	$57,848	$51,858

NAREIT Basic FFO attributable to common stockholders per share	$0.80	$0.77	$1.58	$1.52
NAREIT Diluted FFO attributable to common stockholders per share	$0.79	$0.77	$1.57	$1.52

NAREIT Diluted FFO attributable to common stockholders	$31,511	$29,285	$62,383	$57,704
Weighted average shares used to calculate NAREIT diluted FFO per share
attributable to common stockholders	39,794	38,164	39,769	37,902

Diluted AFFO	$28,207	$25,832	$55,385	$50,672
Weighted average shares used to calculate diluted AFFO per share	39,794	38,164	39,769	37,902

Diluted FAD	$29,556	$26,771	$58,049	$52,064
Weighted average shares used to calculate diluted FAD per share	39,794	38,164	39,769	37,902

LTC PROPERTIES, INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except per share)

	June 30, 2017	December 31, 2016
ASSETS
Investments:
Land	$122,851	$116,096
Buildings and improvements	1,229,290	1,185,467
Accumulated depreciation and amortization	(288,442)	(275,861)
Operating real estate property, net	1,063,699	1,025,702
Properties held-for-sale, net of accumulated depreciation: 2017—$1,058; 2016—$0	1,170	—
Real property investments, net	1,064,869	1,025,702
Mortgage loans receivable, net of loan loss reserve: 2017—$2,219; 2016—$2,315	220,385	229,801
Real estate investments, net	1,285,254	1,255,503
Notes receivable, net of loan loss reserve: 2017—$166; 2016—$166	16,402	16,427
Investments in unconsolidated joint ventures	29,702	25,221
Investments, net	1,331,358	1,297,151

Other assets:
Cash and cash equivalents	9,299	7,991
Debt issue costs related to bank borrowings	1,349	1,847
Interest receivable	12,255	9,683
Straight-line rent receivable, net of allowance for doubtful accounts: 2017—$1,013; 2016—$960	59,287	55,276
Prepaid expenses and other assets	27,010	22,948
Total assets	$1,440,558	$1,394,896

LIABILITIES
Bank borrowings	$45,000	$107,100
Senior unsecured notes, net of debt issue costs: 2017—$1,235; 2016—$1,009	597,898	502,291
Accrued interest	4,543	4,675
Accrued incentives and earn-outs	12,140	12,229
Accrued expenses and other liabilities	23,810	28,553
Total liabilities	683,391	654,848

EQUITY
Stockholders’ equity:
Common stock: $0.01 par value; 60,000 shares authorized; shares issued and outstanding: 2017—39,564; 2016—39,221	396	392
Capital in excess of par value	854,340	839,005
Cumulative net income	1,060,333	1,013,443
Cumulative distributions	(1,157,902)	(1,112,792)
Total equity	757,167	740,048
Total liabilities and equity	$1,440,558	$1,394,896